Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 9, 2020, with respect to the consolidated financial statements of Arko Holdings Ltd. incorporated by reference in the Current Report on Form 8-K/A of ARKO Corp. filed on December 30, 2020. We consent to the incorporation by reference of said report in the Registration Statements of ARKO Corp. on Form S-4 (No. 333-248711).

/s/ Grant Thornton LLP

Charlotte, North Carolina

December 30, 2020